Exhibit 5.2

March 28, 2011

Ellie Mae, Inc.

4155 Hopyard Rd. Suite 200

Pleasanton, CA 94588

Ladies and Gentlemen:

We have acted as special Delaware counsel to Ellie Mae, Inc., a Delaware corporation (the “Company”), in connection with Agreement and Plan of Merger, dated as of November 30, 2009 (the “Merger Agreement”), by and between the Company and Ellie Mae, Inc., a California corporation (“Old Ellie Mae”), relating to the reincorporation merger of Old Ellie Mae with and into the Company (the “Reincorporation Merger”), and the Exchange Agreements, dated as of March 31, 2010 (collectively, the “Agreements”), by and between the Company and each stockholder party thereto (collectively, the “Stockholders”), relating to the Reincorporation Merger. In connection with the Reincorporation Merger: (i) each share of Common Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), (ii) each share of Series A Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”), (iii) each share of Series B Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”), (iv) each share of Series C Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series C Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”), (v) each share of Series D Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series D Preferred Stock,

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March 28, 2011

par value $0.0001 per share, of the Company (the “Series D Preferred Stock”), (vi) each share of Series E Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series E Preferred Stock, par value $0.0001 per share, of the Company (the “Series E Preferred Stock”), (vii) each share of Series F Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series F Preferred Stock, par value $0.0001 per share, of the Company (the “Series F Preferred Stock”), (viii) each share of Series G Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series G Preferred Stock, par value $0.0001 per share, of the Company (the “Series G Preferred Stock”), (ix) each share of Series G-2 Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series G-2 Preferred Stock, par value $0.0001 per share, of the Company (the “Series G-2 Preferred Stock”), and (x) each share of Series H Preferred Stock, no par value per share, of Old Ellie Mae (or rights with respect thereto) was converted into one share of Series H Preferred Stock, par value $0.0001 per share, of the Company (the “Series H Preferred Stock” and, collectively with the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series G-2 Preferred Stock, the “Company Stock”). In this connection, you have requested our opinion as to the due authorization and valid issuance of the shares of Company Stock held by the stockholders set forth on Exhibit A hereto (the “Shares”) under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have examined copies of the following documents:

(i) the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 14, 2009, as amended by the Certificate of Merger as filed with the Secretary of State on November 30, 2009, the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on March 23, 2010, the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on May 20, 2010, and the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on September 16, 2010 (collectively, the “Certificate of Incorporation”);

(ii) the Bylaws of the Company dated October 21, 2009;

(iii) the Merger Agreement;

(iv) the Agreements by and between the Company and the holders of the Shares;

(v) a certificate of an officer of the Company (including the resolutions of the Board of Directors of the Company and other exhibits thereto), dated the date hereof, as to certain matters (the “Officer’s Certificate”); and

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March 28, 2011

(vi) a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures of, the due execution and delivery of, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of, the officers and other persons and entities signing each of said documents as or on behalf of the parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies or forms; and (iv) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For purposes of this opinion, we have not reviewed any documents other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. Except as set forth herein, we have conducted no independent factual investigation of our own, but rather have relied as to matters of fact solely upon the documents referenced herein, the statements of facts and factual information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

(1) that at the time of entering into the Merger Agreement or the Agreements, as applicable, the authorization, execution, delivery and performance of the Merger Agreement and the Agreements, as applicable, by each of the parties thereto (other than the Company and any natural persons) did not conflict with, or result in a violation of, the organizational documents of such party, and the consummation of the transactions contemplated thereby, did not violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority, or violate or result in a breach of or constitute a default or require any consent (other than such consents as have been duly obtained) under, any provision of any other agreement, contract, instrument or obligation to which any such party was a party or by which either such party or any of such party’s properties was bound;

(2) that each party to an Agreement or an SPA (as defined in the Officer’s Certificate) who is a natural person had the legal capacity to execute and deliver the Agreement or the SPA to which it is a party;

(3) that at the time of entering into the Agreements and the SPAs, as applicable, each party thereto (other than the Company) had the requisite capacity, power and authority, as the case may be, to execute and deliver, and to perform its obligations under, the Agreement or SPA, as applicable, to which it is a party;

(4) that each of the Agreements and the SPAs had been duly authorized, executed and delivered by each stockholder party thereto;

(5) that each Agreement constitutes a legal, valid and binding obligation of

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March 28, 2011

each stockholder party thereto, enforceable against each such party in accordance with its terms;

(6) that each of the SPAs constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms under applicable governing law; and

(7) that there have been no other issuances of capital stock of the Company other than those listed in the stock ledger of the Company as set forth in Exhibit J to the Officer’s Certificate.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable under the General Corporation Law.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. We consent to your filing this opinion as an exhibit to the Company’s Registration Statement on Form S-1 and to the reference to our firm in the Company’s Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent into any registration statement or post-effective amendment to the Company’s Registration Statement filed pursuant to Rule 462(b) with respect to the Shares. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

CSB/MRW

Exhibit A1

Stockholder:	Shares:

Alta California Partners II, LP	210,807 Preferred Stock

Alta Embarcadero Partners II, LLC	2,662 Preferred Stock

AMA98 Corporate, L.P.	66,590 Preferred Stock

AMA98 Investors, L.P.	83,319 Preferred Stock

AMA98 Partners, L.P.	33,584 Preferred Stock

AMA98 Ventures, L.P.	554,923 Preferred Stock

Bernstein, Sandra	20,118 Preferred Stock

Buccellato, Victor J.	5,231 Preferred Stock

Capital One Financial Corporation	34,910 Preferred Stock

Charter Legacy, LLC	414,238 Preferred Stock

Denise G. Reeder and Leonard Martin Reeder, Jr. as JTROS	1,005 Preferred Stock

Dr. David Glassman, Trustee: Intervivos Declaration of Trust, 10 April 1974	9,818 Preferred Stock

Genworth Financial, Inc.	304,806 Preferred Stock

GKM SBIC, L.P.	167,644 Preferred Stock

Hotung Venture Capital Corporation	50,504 Preferred Stock

International Imobilari LLC	1,005 Preferred Stock

Kirkorian, Roy	10,852 Preferred Stock

Nebel, Robin M.	10,058 Preferred Stock

Piedmont Citrus	10,852 Preferred Stock

PMI Mortgage Insurance Co.	374,647 Preferred Stock

Rimerman, Ira	5,029 Preferred Stock

Rubin, Daniel I.	32,475 Preferred Stock

Stein, Martin	16,241 Preferred Stock

The Pidwell Family Living Trust Dated 6/25/87	14,127 Preferred Stock

The Strathmore Partnership	1,026 Preferred Stock

W Capital Partners II, L.P.	33,529 Preferred Stock

Anderman, Sigmund	25,000 Common Stock

Hu, Limin	5,000 Common Stock

[1]

Assumes the effect of the 1-for-3 reverse stock split of the capital stock of the Company to be implemented shortly before the effectiveness of the Company’s Registration Statement as described therein.